Contact:  Pat Hansen
                                                              Vice President and
                                                         Chief Financial Officer
                                                                    414-247-3435
                                                                www.strattec.com


                          STRATTEC SECURITY CORPORATION
                      REPORTS FISCAL THIRD QUARTER RESULTS


Milwaukee, Wisconsin - April 10, 2003 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended March 30, 2003.

Net sales for the Company's three months ended March 30, 2003 were $49.9 million, compared to net sales of $51.7 million for the three months ended March 31, 2002. Net income for the period was $4.2 million, compared to $4.0 million in the prior year quarter. Diluted earnings per share for the period were $1.11 compared to $.96 in the prior year quarter.

For the nine months ended March 30, 2003, net sales were $146.5 million compared to net sales of $150.3 million in the prior year period. Net income was $12.5 million compared to $10.9 million and diluted earnings per share were $3.22 compared to $2.62 in the prior year.

Sales to STRATTEC's largest customers overall decreased in the current quarter compared to the prior year quarter levels, with General Motors Corporation at $15.0 million compared to $15.7 million, and DaimlerChrysler Corporation at $8.6 million compared to $9.6 million. Sales to Ford Motor Company and Mitsubishi Motor Manufacturing of America, Inc. were flat during the current quarter at $10.6 million and $2.4 million, respectively. Sales to Delphi Corporation increased slightly at $7.6 million compared to $7.4 million in the prior year quarter.

Gross profit margins were 23.4 percent in the current quarter compared to 22.0 percent in the prior year quarter. The higher margins in the current year quarter were a result of the company's ongoing cost reduction initiatives along with a favorable Mexican Peso to U.S. Dollar exchange rate.

Operating expenses were $5.0 million in the current quarter, approximately the same level as in the prior year quarter.

During the third quarter, 33,000 STRATTEC SECURITY CORPORATION shares were repurchased under the Company's stock repurchase program at a cost of approximately $1.6 million. The Company also contributed $5.0 million to its Pension Fund during the quarter.


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
Harold M. Stratton II, Chairman of the Board and Chief Executive Officer, commented: "I'm pleased that we continued to show solid operating results during the third quarter ended March 30, 2003 despite an uncertain U.S. economy. Our North American production increased approximately 5% in comparison to the prior year quarter. However, our sales continued to be reduced by product content changes and pre-programmed price reductions as has been the case throughout the current fiscal year. This sales pattern will continue into our fiscal fourth quarter. In addition, certain customers have announced vehicle production cutbacks for the upcoming quarter, while at the same time enhancing incentive programs to encourage consumer buying. The effectiveness of these incentive programs is dependent upon many factors, including the outcome of the war in Iraq. It is therefore difficult to predict the effect these actions will have on our fourth quarter. Regardless, we believe we have positioned ourselves operationally to meet the uncertainty, and anticipate a favorable finish to our fiscal year end in June."


STRATTEC SECURITY CORPORATION designs, develops, manufactures and markets mechanical locks, electro-mechanical locks and related access control products for North American Automotive and other Global Automotive Manufacturers.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may," "planned," "potential," "should," "will," and "would." Such forward-looking statements in this release are inherently subject to many uncertainties in the Company's operations and business

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
environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company's and its customers' products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.


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
                          STRATTEC SECURITY CORPORATION
                          -----------------------------
                              RESULTS OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                     Third  Quarter  Ended                Nine  Months  Ended
                                March 30, 2003    March 31, 2002    March 30, 2003    March 31, 2002
                               ----------------  ----------------  ----------------  ----------------
                                 (Unaudited)       (Unaudited)
Net Sales . . . . . . . . . .  $         49,926  $        51,687   $       146,512   $       150,320

Cost of Goods Sold. . . . . .            38,255           40,313           112,550           118,758
                               ----------------  ----------------  ----------------  ----------------

Gross Profit. . . . . . . . .            11,671           11,374            33,962            31,562

Engineering, Selling &
Administrative Expenses . . .             5,043            4,954            14,225            14,596
                               ----------------  ----------------  ----------------  ----------------

Income from Operations. . . .             6,628            6,420            19,737            16,966

Interest Income . . . . . . .                91              119               274               415

Interest Expense. . . . . . .                 -                -                 -                 -

Other Income (Expense), Net .                21             (142)             (227)              (49)
                               ----------------  ----------------  ----------------  ----------------

                                          6,740            6,397            19,784            17,332

Provision for Income Taxes. .             2,493            2,367             7,320             6,413
                               ----------------  ----------------  ----------------  ----------------


Net Income. . . . . . . . . .  $          4,247  $         4,030   $        12,464   $        10,919
                               ================  ================  ================  ================

Earnings Per Share:
Basic . . . . . . . . . . . .  $           1.13  $           .98   $          3.28   $          2,66
                               ================  ================  ================  ================
Diluted . . . . . . . . . . .  $           1.11  $           .96   $          3.22   $          2.62
                               ================  ================  ================  ================

Average Basic
  Shares Outstanding. . . . .             3,759            4,130             3,797             4,103

Average Diluted
  Shares Outstanding. . . . .             3,822            4,204             3,867             4,162


Other
-----
  Capital Expenditures. . . .  $          1,327  $         1,489   $         2,700   $         3,774
  Depreciation & Amortization  $          1,968  $         2,082   $         5,884   $         6,230



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
                          STRATTEC SECURITY CORPORATION
                          -----------------------------

                          CONDENSED BALANCE SHEET DATA
                                 (IN THOUSANDS)



                                                     March 30,2003     June 30, 2002
                                                   -----------------  ---------------
                                                      (Unaudited)
ASSETS
  Current Assets:
    Cash and cash equivalents . . . . . . . . . .  $         27,442   $       34,956
    Receivables, net. . . . . . . . . . . . . . .            28,230           27,860
    Inventories . . . . . . . . . . . . . . . . .            11,067            8,242
    Other current assets. . . . . . . . . . . . .            11,623           11,582
                                                   -----------------  ---------------
      Total Current Assets. . . . . . . . . . . .            78,362           82,640
  Deferred Income Taxes . . . . . . . . . . . . .               469              469
  Property, Plant and Equipment, Net. . . . . . .            35,042           38,531
                                                   -----------------  ---------------
                                                   $        113,873   $      121,640
                                                   =================  ===============


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities:
    Accounts Payable. . . . . . . . . . . . . . .  $         16,279   $       15,291
    Other . . . . . . . . . . . . . . . . . . . .            15,608           16,234
                                                   -----------------  ---------------
    Total Current Liabilities . . . . . . . . . .            31,887           31,525
  Borrowings Under Revolving Credit Facility. . .                 -                -
  Accrued Pension and Post Retirement Obligations            11,625           15,448
  Shareholders' Equity. . . . . . . . . . . . . .           167,083          153,644
    Less:  Treasury Stock . . . . . . . . . . . .           (96,722)        ( 78,977)
                                                   -----------------  ---------------
  Total Shareholders' Equity. . . . . . . . . . .            70,361           74,667
                                                   -----------------  ---------------
                                                   $        113,873   $      121,640
                                                   =================  ===============


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